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                                                               EXHIBIT (a)(1)(B)

                               Summary Term Sheet
                 Offer to Purchase Limited Partnership Units of
                        Casa Munras Hotel Partners, L.P.
                                        By
                              John F. Rothman and
                                Ronald A. Young
                                 July 21, 2003

     Set forth below is a summary of the proposed tender offer. This summary is qualified by the Offer to Purchase and related documents that accompany it.

Issuer:                                  Casa Munras Hotel Partners, L.P. (the
                                         "Partnership")

Offerors:                                John F. Rothman (either directly and/or
                                         through JGS Family Limited Partnership,
                                         of which John F. Rothman is the General
                                         Partner) and Ronald A. Young, each of
                                         whom are a Managing Member and 50%
                                         owner of Casa Munras GP, LLC, the
                                         General Partner of the Partnership

Price of Limited Partnership
Units ("Units"):                         $500 per Unit, less a one-time $35
                                         transfer fee to be paid to the
                                         Partnership per tendering Holder. See
                                         "The Offer" and "Offerors'
                                         Determination of Offer Price" in the
                                         Offer to Purchase.

Payment Terms:                           Cash. See "The Offer" in the Offer to
                                         Purchase.

Expiration Time:                         5:00 p.m. Los Angeles time on
                                         August 28, 2003 (unless extended by the
                                         Offerors). See "Offer Period and
                                         Extension" in the Offer to Purchase.

Maximum Number of Units to be
Purchased:                               400 Units (or such lesser number as
                                         will permit the Partnership to maintain
                                         at least 300 Unit holders). See "The
                                         Offer" in the Offer to Purchase.

Method of Allocation if More than
Maximum Number of Units is Tendered:     Pro Rata Among Units Validly Tendered
                                         and Not Properly Withdrawn.
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Tax Treatment:                           The sale of Units in this Offer will be
                                         a taxable transaction for federal
                                         income tax purposes. See "Federal
                                         Income Tax Consequences" in the Offer
                                         to Purchase.

Risk Factors:                            There are certain risks associated with
                                         a sale of the Units. See "Risk
                                         Factors" in the Offer to Purchase.